Exhibit 10.5

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Execution Version

March 27, 2017

To: DHL International GmbH

Re: DHL Special Rights

This letter (this “Letter”) is entered into this 27th day of March, 2017, and confirms Global-e Online Ltd.’s (the “Company”) agreement that DHL International GmbH (“DHL”) will be entitled to the following contractual rights, in addition to any other rights specifically provided to DHL or any of its Affiliates under the Amended and Restated Investors’ Rights Agreement of even date herewith and the Company’s Amended and Restated Articles of Association (“Amended Articles”). This Letter shall become effective on March 27, 2017 (the “Effective Date”).

1. Commercial Arrangement

1.1. Strategic Relationship

1.1.1. Commencing on the Effective Date, DHL and the Company shall become strategic partners as hereinafter provided and shall continue their co-operation in order to secure and strengthen the existing collaboration to increase effective cross-border trade and benefit from mutual strong growth.

1.1.2. To effect such strategic relationship, each of DHL and the Company shall commit to certain undertakings and obligations towards the other party as further described hereinafter.

1.1.3. For the purposes of this Section 1, except as otherwise specified, references to either party shall be deemed to be references also to such party’s Affiliates (as defined below), and shall bind them.

1.2. Exclusivity.

1.2.1. The Company hereby undertakes to use DHL, on an exclusive basis, for all Express Shipments, and agrees not to use, directly or indirectly, for Express Shipments (or integrate into its or its Affiliates’ bundled offerings) any comparable service(s) of any other service providers (the “Exclusivity Undertaking” and the “Exclusive Services,” respectively), but subject to the provisions of Section 1.2.4 below. As used herein, “Express Shipments” means shipments done by means of a systemized and dedicated network for “door-to-door” pick-up and delivery of document and non-document shipments, including customs clearance, overnight or by the end of the next possible day for delivery in the respective market (i.e., taking into account industry standards express transit times applicable to the respective origin and destination countries).

1.2.2. Notwithstanding any expiration or termination of this Letter, the Exclusivity Undertaking will remain in effect (in accordance with the provisions of this Letter) indefinitely with respect to any customer that has been engaged by the Company following an introduction by DHL or with DHL’s assistance (in each case, if such introduction or assistance was either requested by the Company or offered by DHL and accepted by the Company) (“Exclusive DHL Customer”). DHL shall periodically (e.g., quarterly) provide written notice to the Company of any customer it believes constitutes an Exclusive DHL Customer. Within thirty (30) days after the receipt of each such notice, the Company may dispute the inclusion of any specific customer in the notice by providing written notice of the same to DHL accompanied by substantiating documentation. If the parties disagree as to whether a certain customer constitutes an Exclusive DHL Customer, the issue shall be referred to the senior management of the parties in accordance with the process described in Section 1.5 below.

Execution Version

1.2.3. For all other services which are not the Exclusive Services (e.g., economy carriers, mail, etc.) no exclusivity will be set. However, to the extent the Company requires and DHL provides such services in any market(s), the Company will actively invite DHL, from time to time, to submit proposals to provide such services in such market(s) and the Company shall consider in good faith making DHL its preferred provider for such services. If DHL’s proposed services are at competitive service levels and pricing and the Company does not elect to make DHL its preferred provider for such services, the matter will be referred to the senior management of the parties in accordance with the process described in Section 1.5 below.

1.2.4. In the event that a Company’s customer is unwilling to use DHL for Express Shipments, the Company will use commercially reasonable efforts to persuade and cause such customer to use DHL’s Exclusive Services. Further, in the event that (a) a Company’s customer is unwilling (despite the Company’s efforts) or, due to valid contractual or regulatory restrictions to which the customer is bound, is unable to utilize DHL’s Exclusive Services, or (b) DHL cannot provide the Exclusive Services, or any part thereof, to a customer through the Company (e.g., due to the fact that DHL does not offer a specific service required by the customer (such as cash-on-delivery) or that DHL is bound by another commercial agreement with regards to the customer which prohibits it from quoting through the Company), or (c) DHL cannot offer pricing options (i.e., dead-weight billing on a specific transport lane) that are consistent with Section 1.3, or (d) DHL imposes on the Company the obligation to present the goods to DHL in a consolidated fashion prior to shipping by DHL to a specific country, and such obligation is inconsistent with the then-current market standard and results in an adverse operational impact on the Company, the issue shall be referred to the senior management of the parties in accordance with the process described in Section 1.5 below. If senior management is unable to implement a resolution that would result in such customer or the Company using DHL’s Exclusive Services, such customer, service or transport lane will be excluded from the Exclusivity Undertaking for so long as the issue continues and remains unresolved. For the avoidance of doubt, notwithstanding such exclusion, the Company will continue to use commercially reasonable efforts to use DHL’s Exclusive Services and to persuade and cause such customer to use DHL’s Exclusive Service as soon as reasonably possible.

1.3. Pricing. The prices which DHL shall charge the Company for the Exclusive Services, as well as for all charges related to the Exclusive Services (such as shipping charges, surcharges, fuel surcharge, remote area charges, etc.), shall be DHL’s applicable top tier prices for like services for commercial customers then in effect for each respective country where the Exclusive Services are performed. The Company acknowledges that a small number of select or uniquely situated customers of DHL may receive better pricing than the otherwise applicable top tier prices (e.g., customers that perform unusually large numbers of shipments in a short period of time following a new product launch). Upon the Company’s request from time to time (but not more frequent than once every six (6) months), DHL shall provide the Company with a confirmation by a senior DHL executive which states that DHL has complied with the terms of this Section 1.31.3. If at any time during the Exclusivity Undertaking, the Company reasonably believes that DHL did not comply with the terms of this Section 1.3, the issue shall be referred to the senior management of the parties in accordance with the process described in Section 1.5 below. If senior managements of both parties mutually agree that DHL did not comply with the terms of this Section 1.3, DHL shall immediately offer to the Company the appropriate top tier prices as required by this Section 1.3. It is agreed that repeated non-compliances (as determined by the senior managements in accordance with the foregoing) will be considered a material breach for purposes of Section 4.2.

Execution Version

1.4. DHL Covenants

1.4.1. DHL will perform the Exclusive Services in a professional manner, consistent with high industry standards and the provisions of any country’s specific agreement.

1.4.2. DHL will use commercially reasonable efforts to promote the Company’s services, including by referring or introducing potential customers to the Company. In furtherance thereof, in each territory where the Company is currently operating, and in each new territory in which the Company will become active during the term of this Letter, from time to time the Company may identify a DHL customer which the Company believes is relevant to its business (the “Potential Company Customer”), and upon the Company’s reasonable request, DHL will make a commercially reasonable effort to persuade and cause such customer to use the Company’s services, and to continue to make such effort until such time as the Potential Company Customer has become a Company customer.

1.4.3. Absent the prior written consent of the Company, DHL shall not make an equity investment in, or acquire, any Company Competitor, as such term is defined in Schedule B hereto (a “Company Competitor”), except in any of the following circumstances or conditions (each, a “Permitted Acquisition”):

(a) The geographic markets in which the Company Competitor (or the Company Competitor’s Affiliate or business unit which DHL is investing in or acquiring) is primarily active are outside of the United States, the United Kingdom, the EU, Australia and Canada, and the investment or acquisition will not limit DHL’s ability to meet its obligations to the Company under this Letter; or

(b) At the time of the contemplated investment or acquisition, the Company does not offer and does not plan to offer (based on its then-current product road map as presented to the Company’s Board of Directors) products or services that are the same or substantially similar to those of the Company Competitor (or the Company Competitor’s Affiliate or business unit which DHL is investing in or acquiring), and the investment or acquisition will not limit DHL’s ability to meet its obligations to the Company under this Letter.

The parties agree that at any time following the completion of a Permitted Acquisition:

(i) if the Company becomes active in a new geographic market in which the respective Company Competitor is active, or the Company begins to offer products or services that are the same or substantially similar to those of the Company Competitor (or the applicable Affiliate or business unit), and DHL is unable to meet its obligations to the Company under Section 1 (Commercial Arrangement) of this Letter with respect to such new geographic market or such new products or services, then the Exclusivity Undertaking will not apply with respect to such new geographic market or such new products or services, as the case may be, but only so long as DHL does not meet such obligations; and

(ii) if the Company Competitor becomes active in new geographic market in which the Company is already active, or the Company Competitor begins to offer products or services that are the same or substantially similar to those already offered by the Company, DHL will ensure that it treats the Company more favorably than the Company Competitor in such geographic market, or with respect to such products and services, as the case may be.

Notwithstanding anything in the Letter to the contrary, in this Section 1.4.3, all references to DHL mean DHL Express (International) Limited, its controlled (i.e., majority-owned) Affiliates and any non-controlled Affiliate that enters into a Permitted Acquisition for the benefit of DHL Express (International) Limited, but exclude any other Affiliates.

Execution Version

1.5. Escalation. Any dispute, controversy or claim relating to all or any of the provisions of this Section 1 shall be referred to the senior management of the parties - the Company’s CMO and the local country manager of DHL in the relevant country - for good faith discussion and resolution. If any dispute, controversy, or claim cannot be resolved by such good faith discussion between the abovementioned senior management within three business days, it shall be referred to the Company’s CEO and DHL’s EMEA CEO for expeditious resolution. If the dispute is still not resolved within an additional ten (10) days, then each party shall have all remedies available to it at law and in equity.

1.6. Limitation of Liability. In no event shall either Party be liable to other Party for any consequential, indirect, special, punitive and exemplary damages, or any damages for loss of profits, revenue or goodwill, in connection with this Letter. This clause will survive the expiration or termination of this Letter.

2. Issuance of Shares.

The Company hereby undertakes not to issue any of its Equity Securities (as such term is defined in the Amended Articles) to any DHL Competitor (as such term is defined in Schedule A hereto), for as long as this Letter remains in effect.

3. Rights in Connection with an Acquisition Proposal.

3.1. In the event that either the Company, its Board of Directors (the “Board”) or any of its shareholders (or any Person acting on their behalf) discloses any confidential information of the Company to any Person (as defined below) in connection with a potential Acquisition (as defined below) by such Person (or any Person on its behalf), the Company shall provide DHL with prompt (and in any event within three (3) business days) written notice advising on such disclosure of information. Further, if either the Company or its shareholders receive an Acquisition Proposal (as defined below), the Company shall provide DHL with prompt (and in any event within three (3) business days) written notice of the receipt of such Acquisition Proposal (the “Notice”). The Notice shall (a) indicate that the Company has received an Acquisition Proposal, (b) describe the general nature and timing of the proposed transaction

(i.e., cash or securities, and assets, securities or merger) if outlined in the Acquisition Proposal; provided that the Company need not disclose the proposed purchase price or the identity of the third party offeror in the Notice, except as described below, and (c) to the extent the Acquisition Proposal is submitted to the Company or its shareholders on or before December 31, 2017, the consideration offered in the Acquisition Proposal (including indicating any earn-out consideration, if any), and to the extent the Acquisition Proposal is submitted after December 31, 2017, the range, in increments of [***] within which the consideration (including any earn-out) under which the Acquisition Proposal resides and the percentage of the earn-out portion out of the entire consideration. Within three (3) business days of DHL’s receipt of any Notice, DHL may provide the Company with three (3) lists of five (5) potential third party offerors in each list (the “Third Party Lists”), and the Company shall, within twenty-four (24) hours of the Company’s receipt of such Third Party Lists notify DHL (the “DHL Notification”) whether the third party offeror in the relevant Acquisition Proposal appears on any of the Third Party Lists and under which list (without the need to disclose the identity of the specific offeror). As of the day on which the Notice is provided and until 11:59 pm Israel time of the 30th day after the Company provided DHL the Notice (the “Review Period”), DHL or any of its Affiliates may submit an offer (a “DHL Offer” and such entity which shall submit the offer, “DHL Offeror”) to acquire the Company’s share capital or all or a portion of its assets or securities (including through a merger, share purchase or asset transaction), and the Company agrees to

Execution Version

refer such DHL Offer to the Board for its consideration. Prior to the expiration of the Review Period, the Company and its shareholders shall not, and the Company shall not permit any of its officers, directors, employees, agents, any investment banker, attorney, or other advisor or representative retained by any of them, to (i) enter into any definitive agreement relating to an Acquisition Proposal, or (ii) enter into any exclusivity, no-shop or other agreement that would preclude the Company or its shareholders from negotiating with DHL Offeror with respect to a DHL Offer or other indication of interest by a DHL Offeror.

3.2. For purposes of this Section, an “Acquisition Proposal” means any bona fide written (including by email) offer or indication of interest, or any public announcement of intention known to the Company, in each case relating to, or involving, an Acquisition; and an “Acquisition” means a transaction or series of transactions by virtue of a merger or any other transaction that if consummated would result in: (a) an acquisition of more than a 50% interest in the total outstanding voting securities of Company or any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 50% or more of the total outstanding voting securities of the Company, or (b) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of all or substantially all the assets of the Company.

3.3. Following the Company’s delivery of a Notice under Section 3.1 above, if (i) a DHL Offeror does not submit the DHL Offer within the Review Period, or (ii) a DHL Offeror submits the DHL Offer but such DHL Offer is not accepted by the Board (in which case, the Company shall advise DHL in writing of the rejection), the Company shall have the right, but not the obligation, to execute a definitive agreement with the third party offeror making the Acquisition Proposal within one hundred and twenty (120) days of the Notice. Notwithstanding the foregoing, in the event of any material change in the terms of the Acquisition Proposal, the Company shall notify DHL of the same and DHL will be entitled to receive a new Notice and to submit a new DHL Offer, in accordance with the terms of Section 3.1, except that the Review Period following such material change will be limited to seven (7) days. If no definitive agreement is entered into with the third party offeror within such 120-day period, DHL will be entitled to receive a new Notice and to submit a new DHL Offer, in accordance with the terms of Section 3.1 with respect to any subsequent Acquisition Proposal (whether or not from the same potential acquirer).

3.4. Without limiting or derogating anything in the foregoing, the Company will allow DHL and any of its Affiliates to participate on an equal basis with other third parties should the Company’s Board resolve to initiate a process to solicit an Acquisition Proposal whether via an auction or otherwise; provided however that if such process shall commence following December 31, 2017 and the Company provided DHL with a written notice of the process prior to the commencement of such process, the provisions of this Section 3 shall not apply with respect to such process.

3.5. In connection with any Review Period, the Company will promptly provide the DHL Offeror access to due diligence materials and Company management to enable such DHL Offeror to conduct a due diligence investigation customary for making a proposal for an Acquisition Proposal and with the same level of access provided to any other party that has made an Acquisition Proposal, subject to customary confidentiality obligations and exclusions (redactions), if similar exclusions (redactions) apply to such other parties, for information related to competitors of DHL and information of the Company where there is a reasonable likelihood that it may be used by DHL or its Affiliates to compete with the Company. In all events, this access will terminate if DHL elects not to exercise the right to provide the DHL Offer (including through its Affiliates) within the Review Period or such DHL Offer is rejected (unless the right of first notice process starts again pursuant to the terms of this Letter).

Execution Version

3.6. The Company may provide a summary of the material terms of this Section 3 without identifying DHL as the beneficiary of such right, but only to a Person under a non-disclosure agreement and with whom the Company is having discussions with respect to a potential Acquisition Proposal or any person with whom the Company initiates activities that trigger a Review Period under Section 3 of this Agreement.

3.7. The Company shall not grant rights of a superior or similar nature to those contained in this Section 3 to any Person (other than DHL). For the avoidance of any doubt, subject to Section 3.1, the Company may accept or reject any Acquisition Proposal, in accordance with its sole and absolute discretion.

3.8. This Section 3 will terminate and be of no further force or effect upon the earliest to occur of (a) the closing of a public offering of shares of the Company’s capital stock pursuant to a registration statement filed by the Company under the Securities Act of 1933 which has become effective thereunder, or the Israeli Securities Law, 5728-1968, as amended, or under equivalent securities law of another jurisdiction, (b) a Merger and Acquisition (as defined in the Amended Articles), and (c) such time as DHL (including any of its Affiliates) holds less than 3% of the issued and outstanding share capital of the Company.

4. Term and Termination.

4.1. The Letter will commence as of the Effective Date and continue in effect for an initial period of three (3) years. Thereafter, this Letter will automatically renew for a subsequent period of two (2) years, except that in the event a Major Market Change or a Strategic Partnership has occurred during the initial three (3)-year period, the Company will have the option to terminate this Letter at the end of the initial three (3)-year period by providing prior written notice to DHL. After the 2-year renewal period, this Letter will continue to be in full force and effect, unless either party provides a written termination notice to the other party, with an effective termination date of at least twelve (12) months after the date such notice is provided; provided, however, that if at any time after the initial three (3)-year period of this Letter the Company undergoes a Merger and Acquisition (as defined in the Amended Articles), then within thirty (30) days after completion of such transaction, the Company will have the right to provide written notice of the termination of this Letter, effective at least six (6) months after such notice is received by DHL. As used herein, a “Major Market Change” means a significant change in the standards of the cross-border e-commerce shipments market, including if such change is due to new products, services or technology introduced to such market, if such change is not supported by DHL or any of its Affiliates in a competitive manner. If the parties disagree as to whether a Major Market Change has occurred, the issue shall be referred to the senior management of the parties in accordance with the process described in Section 1.5 above. “Strategic Partnership” means a strategic partnership of similar nature to the arrangement set forth in Section 1 of this Letter that is entered into between DHL and a Company Competitor in the United States, the United Kingdom, the EU or Australia during the initial three (3)-year period of this Letter.

4.2. Either party may terminate this Letter by providing written notice to the other party in the event that the other party has materially breached this Agreement and has not cured such breach within forty-five (45) days after receiving written notice of such breach. Notwithstanding the foregoing, prior to submitting any termination notice, the parties must attempt to resolve the matter in good faith in accordance with the process descried in Section 1.5 above.

5. Miscellaneous.

5.1. Notices. For a notice or other communication under this Letter to be valid, it must be in writing and delivered via email, or by a globally recognized express delivery service (e.g., DHL) or fax (followed by an email copy, receipt of which need not be acknowledged) to the other party at the address

Execution Version

listed Schedule C attached hereto. Any such notice or communication will be deemed to have been delivered and received (1) in the case of email, on the date the recipient acknowledges having received the email, with an automatic “read receipt” constituting acknowledgment of an email for purposes of this Section and (2) in the case of a globally recognized express delivery service, the business day on which receipt by the addressee is confirmed pursuant to the service’s systems, and (3) by fax on the date of delivery of such fax with a confirmation of such fax being delivered. Either party may update this address for notice by giving the other party written notice of the new address.

5.2. Amendment and Waiver. No amendment of this Letter will be effective unless it is in writing and signed by both parties. No waiver of a party’s failure to comply with an obligation under this Letter will be effective unless it is in writing and signed by the other party.

5.3. Governing Law and Forum. This Letter is governed by the laws of the State of Israel without giving effect to its principles of conflicts of law. Any dispute regarding this Letter must be decided by a court of competent jurisdiction located in Tel-Aviv, Israel. Nothing herein shall derogate from either party’s right to seek for an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach by the other party of any of its obligations under this Letter.

5.4. Integration. This Letter is the complete and exclusive statement regarding the subject matter of this Letter and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this letter agreement.

5.5. Affiliates. For the purposes of this Agreement, (i) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing of which such Person is a partner or member that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person and (ii) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

[Remainder of Page Intentionally Left Blank]

Execution Version

Very truly yours,

GLOBAL-E ONLINE LTD.

By:	/s/ Amir Schlachet

Name:	Amir Schlachet

Title:	CEO

Acknowledged and Agreed:

DHL INTERNATIONAL GMBH

By:	/s/ Joe Joseph

Name:	Joe Joseph

Title:	Chief Financial Officer

Execution Version

Schedule A

DHL Competitor

“DHL Competitor” means any of the following:

1.	[***]

2.	[***]

3.	[***]

4.	Any other large courier delivery services company, which now or hereinafter controls 25% or more of the e-commerce shipments market in Europe, the USA or China, or any Affiliate of such company.

Execution Version

Schedule B

Company Competitor

“Company Competitor” means any of the following:

1.	[***]

2.	[***]

3.	[***]

4.	[***]

5.	[***]

6.	[***]

7.	[***]

8.	[***]

9.	[***]

10.	[***]

11.	[***]

12.	[***]

13.	[***]

14.	[***]

15.	[***]

16.	[***]

It is hereby agreed that due to the dynamic nature of the e-commerce market, the Company may, from time to time, request to add to the list in this Schedule B an additional competitor of the Company which has similar technology and/or characteristics and/or business-model as the companies listed in this Schedule B. Such addition will be subject to DHL’s consent, which will not be unreasonably delayed or denied. If DHL objects to such addition request, the matter will be referred to the senior management of the parties in accordance with the process described in Section 1.5 of this Letter.

Execution Version

Schedule C

DHL:

DHL International GmbH

Charles-de-Gaulle-Straße 20

53113 Bonn

Federal Republic of Germany

Attn: Henrik Hänche

Email: henrik.haenche@dpdhl.com

with a copy (which shall not constitute notice) to

Herzog Fox & Neeman

Asia House

4 Weizmann St.

Tel Aviv 6423904, Israel

Attn: Hanan Haviv, Adv. and Yuval Meidar, Adv.

Email: havivh@hfn.co.il; meidary@hfn.co.il

Company:

Global-E Online Ltd.

25 Bazel St.

Petach Tichva, 4951038

Attention: Amir Schlachet

Email: Amir@global-e.com

with a copy (which shall not constitute notice) to

Meitar Liquornik Geva Leshem Tal

16 Abba Hillel Rd.

Ramat Gan 52506, Israel

Attention: Maya Liquornik, Advocate; and Simcha Koevary, Advocate

Email: maya@meitar.com; simchak@meitar.com